Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-264058) pertaining to Sterling Bancorp, Inc. of our report dated June 28, 2023, with respect to the financial statements of Sterling Bank & Trust 401(k) Plan included in this Annual Report (Form 11-K) as of December 31, 2022 and 2021 and the year ended December 31, 2022.

/s/ MEADEN & MOORE, LTD.

Cleveland, Ohio

June 28, 2023